Exhibit 4.01

Endnotes

pwc

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended February 28, 2013 of Virginia Mines Inc. (the "Company") of our report dated May 13, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Exhibit incorporated by reference in this Annual Report on Form 40-F.

PricewaterhouseCoopers LLP[1]

Québec, Quebec, Canada
May 13, 2013

[1] CPA auditor, CA, public accountancy permit No. A106882

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
Place de la Cité, Tour Cominar, 2640 Laurier Boulevard, Suite 1700, Québec, Quebec, Canada G1V 5C2
T: +1 418 522 7001, F: +1 418 522 5663, www.pwc.com/ca